NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PRPL

FRANKFURT: 3P2

Park Place Energy Corp. Reviewing and Assessing New Prospects and Plans in Shale Gas and Announces New Director

Vancouver, British Columbia June 27, 2008 - Park Place Energy Corp. ("Park Place" or "the Company") announces the Company has engaged the services of a consulting firm, AJM Petroleum Consultants, based in Calgary, Alberta. AJM Petroleum Consultants, providers of a full spectrum of evaluation services to the oil and gas industry, has been engaged to evaluate prospective gas projects in the shale gas regions of Alberta, Saskatchewan and British Columbia by either joint venture or through land sales.

"We've been focused on these exciting, new initiatives for some time now and believe the time is right to develop a formal acquisition plan," said Park Place President & CEO, David Johnson. "AJM Petroleum Consultants bring a wealth of experience in identifying and evaluating potential opportunities and this insight puts us in a position of strength to properly enter the shale gas market."

 Park Place is also pleased to announce the appointment of Thomas (Tom) P. Mayenknecht of Vancouver, British Columbia, to the Corporation's Board of Directors. Mr. Mayenknecht is a former marketing and communications executive in the National Basketball Association (NBA) and professional tennis. He has been involved in the promotion and development of professional, Olympic and amateur sport for more than 25 years.

In the past five years, he has served as a marketing communications consultant and brand management executive. As a principal in Emblematica Brand Builders (2006 to present), Mayenknecht develops brand-based communications and business strategies for clients in the private, public and not-for-profit sectors.

Mr. Mayenknecht also hosts The Sport Market on TEAM 1040, a weekly sport business radio show on Western Canada's largest all-sports radio station. He is a regular contributor to The Vancouver Sun and The Globe and Mail newspapers. He is also an established public speaker and media trainer.

About Park Place

Park Place Energy Corp. is a North American oil and gas company that is participating in high impact opportunities. The Company currently has gas production in North-East British Columbia and is committed to developing the asset as well as acquiring additional blue-sky gas opportunities in the area, with a focus on shale gas. Park Place's management is focused on optimizing profitability and enhancing shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 685 0076

Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.